Exhibit 99.1

Tilly’s, Inc. Announces COVID-19 Actions
Temporarily Closes All 239 Stores Across the United States

Irvine, CA – March 17, 2020 – Tilly’s, Inc. (NYSE: TLYS) (the “Company”) today announced that, in order to protect its people and its communities, it is temporarily closing all 239 of its stores across the United States effective at the end of the day tomorrow, March 18, 2020. The store closures are a proactive measure in response to the continued spread of COVID-19. The Company expects that the closures will remain in place until at least March 27, 2020, although this timing remains subject to change and update by the Company. All store associates will be compensated during this temporary shutdown. At present, the Company plans to continue operating its website, www.tillys.com.

“Thankfully, we are not aware at this time of any confirmed cases of COVID-19 within our Tillys family of several thousand employees. However, the ongoing health and safety of our employees and customers is of primary concern. With that in mind, we have made the decision to temporarily close all of our stores to ensure we are doing our part to help protect our people and our communities,” said Edmond Thomas, President and Chief Executive Officer. “We will continue to serve our customers’ needs through our website during this temporary shutdown.”

About Tillys
Tillys is a leading destination specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging and proprietary brands rooted in an active and outdoor lifestyle. Tillys is headquartered in Irvine, California and, as of March 17, 2020, operated 239 total stores across 33 states, as well as its website, www.tillys.com.

Investor Relations Contact:
Michael L. Henry
Executive Vice President, Chief Financial Officer
949-609-5599, ext. 17000
irelations@tillys.com

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the overall effect of the novel coronavirus (COVID-19) outbreak, including its impacts on us, our operations

Exhibit 99.1

or our future financial or operating results, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, epidemics, pandemics, or other public health issues, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.